PRESS RELEASE
Contact: Earl O. Bradley, III, CEO
931-552-6176
Gerald L. Cooksey, Jr., CFO, EVP, COO
931-552-6176

First Advantage Bancorp Reports 2013 First Quarter Results

Clarksville, Tennessee, April 22, 2013. First Advantage Bancorp (Nasdaq: FABK), the holding company of First Advantage Bank, announced net income of $475 thousand for the first quarter of 2013, or $0.12 per basic share and $0.11 per diluted share, up 8.5% from $438 thousand for the prior quarter, and down 25% from the same quarter last year when the bank had one-time gains on the sale of certain investment securities of $474 thousand before tax. Unadjusted net income in that quarter was $925 thousand.

“The first quarter results give evidence that our entrance into the Nashville market is impacting our loan growth and fueling our earning potential.  Although we had expenses in 2012 to expand our market footprint, it is encouraging to see the results in the form of interest and fee income from loans and deposits being added to the balance sheet by the Nashville operation.  Controlled balance sheet growth, while maintaining asset quality in all of our market area, is the key to increasing value for our shareholders for the long term,” said Earl O. Bradley, III, Chief Executive Officer of the Company and the Bank.  “Not only have we increased the earning assets of the bank during the quarter, we have also simultaneously improved our net interest margin, which for some has been a difficult task in this economic environment. The Bank continues to remain categorized as ‘Well-Capitalized’ by regulatory standards.”

“We are also very excited about our recent announcement to go private rather than be listed on NASDAQ. The JOBS Act passed last year provides relief for banks with less than 1,200 shareholders of record, allowing them to go private and avoid the unnecessary burden of regulatory costs associated with being public. The cost savings are significant and management will have greater ability to focus on running the company rather than having the continued distraction of technical compliance with SEC rules. Since shares of stock will cease to be traded on NASDAQ at the close of the market on May 10, 2013, we made an innovative move to facilitate future purchases and sales of shares through SecondMarket, a leading alternative to public exchanges.”

“SecondMarket is a unique alternative to NASDAQ and, quite frankly, we believe their market model better meets the needs of a smaller bank, like ours, that is not actively traded. Most of our shareholders are local and have little desire to trade shares every day. Our Board of Directors is convinced that the move to go private is in the best long-term interests of First Advantage’s shareholders and that the benefits will drive value back to our shareholders.”

About First Advantage Bancorp

Founded in 1953, First Advantage Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a Tennessee-chartered commercial bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee and one full-service office in Nashville, Tennessee.  First Advantage Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstadvantagebanking.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

 Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Advantage Bank’s market area, changes in real estate market values in First Advantage Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.